Exhibit 99.1

Trovagene Announces $1.5 Million Equity Investment at Premium to Market from Institutional Investor, Lincoln Park Capital

Investment follows recent receipt of ~$3.2 million from exercise of previously issued warrants

Funding in place to help advance onvansertib three clinical development programs in 2019

SAN DIEGO, CA — April 5, 2019 — Trovagene, Inc. (Nasdaq: TROV), a clinical-stage oncology therapeutics company, using a precision medicine approach to develop drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, announced today that it has entered into a definitive purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) an existing institutional investor, in which Lincoln Park has agreed to purchase in a registered direct offering 382,166 shares of common stock for $3.925 per share and pre-funded warrants at a purchase price of $3.925 per pre-funded warrant, a premium to the closing sale price on April 3, 2019 on the Nasdaq Capital Market.  In a concurrent private placement, Lincoln Park has agreed to purchase warrants to purchase 382,166 shares of common stock.  The pre-funded warrants sold in the registered direct offering will be exercisable immediately following the date of issuance, will expire on the fifth anniversary of the initial exercise date and have an exercise price of $0.01 per share.  The warrants sold in the concurrent private placement will be exercisable six months following the date of issuance, will expire on the five and a half anniversary of the initial exercise date and have an exercise price of $3.80 per share.

Trovagene intends to use the net proceeds from the registered direct offering and concurrent private placement for continued advancement of its onvansertib clinical development programs and working capital.

Trovagene believes that the net proceeds from this investment, along with the approximately $3.2 million received in March from the exercise of previously issued warrants, will help to fund the Company’s anticipated operations, as it advances its three open-label trials — Acute Myeloid Leukemia (AML), metastatic Castration-Resistant Prostate Cancer (mCRPC) and metastatic Colorectal Cancer (mCRC) — all of which are indications where there is a significant need to bring new treatment options to patients.

“We are pleased to receive this investment from Lincoln Park,” said Dr. Thomas Adams, Chief Executive Officer and Chairman of Trovagene. “Lincoln Park is a long-standing investor in the company and we welcome their further investment as we endeavor to achieve our 2019 objectives and key milestones.”

The  common stock and pre-funded warrants described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-211705), previously filed with the Securities and Exchange Commission (“SEC”) on May 27, 2016 and declared effective on June 13, 2016. Such shares of common stock and pre-funded warrants are being offered only by means of a prospectus supplement. A prospectus supplement and the accompanying

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prospectus relating to the registered direct offerings may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Trovagene, Inc.

The private placement warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the private placement warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act and such applicable state securities laws.

Lincoln Park, a long-only investor, has represented and warranted that with respect to securities of Trovagene they have not, and will not engage in any shorting or hedging activity prior to, or at any time after, the date hereof.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trovagene

Trovagene is a clinical-stage, oncology therapeutics company, taking a precision medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics.  For more information, please visit https://www.trovageneoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development and Investor Relations

858-952-7652

vkelemen@trovagene.com